Exhibit 99.3

As further discussed in Note 11 to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" (attached as Exhibit 99.1 to this Report), our consolidated financial statements for all periods presented herein have been updated to reclassify ENSCO 57 as discontinued operations.  This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the 2009 Form 10-K that specifically relate to the reclassification of ENSCO 57 as discontinued operations and does not otherwise modify or update any other disclosures set forth in the 2009 Form 10-K.

Item 6.  Selected Financial Data

The financial data below should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data."

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(in millions, except per share amounts)
Consolidated Statement of Income Data
Revenues	$1,866.9	$2,210.3	$1,894.0	$1,653.5	$920.2
Operating expenses
Contract drilling (exclusive of depreciation)	695.8	705.4	605.4	513.8	407.9
Depreciation	192.0	173.3	166.1	155.7	135.0
General and administrative	64.0	53.8	59.5	44.6	32.0
Operating income	915.1	1,277.8	1,063.0	939.4	345.3
Other income (expense), net	8.8	(4.2)	37.8	(5.9)	(24.0)
Provision for income taxes	176.6	220.4	234.6	233.9	87.5
Income from continuing operations	747.3	1,053.2	866.2	699.6	233.8
Income from discontinued operations, net(1)	37.2	103.5	132.7	75.6	51.6
Cumulative effect of accounting change, net(2)	--	--	--	.6	--
Net income	784.5	1,156.7	998.9	775.8	285.4
Net income attributable to noncontrolling interests	(5.1)	(5.9)	(6.9)	(6.1)	(.5)
Net income attributable to Ensco	$ 779.4	$1,150.8	$ 992.0	$ 769.7	$284.9
Earnings per share – basic
Continuing operations	$ 5.22	$ 7.32	$ 5.82	$ 4.54	$ 1.53
Discontinued operations	.26	.72	.89	.49	.34
Cumulative effect of accounting change	--	--	--	.00	--
	$ 5.48	$ 8.04	$ 6.71	$ 5.03	$ 1.87
Earnings per share – diluted
Continuing operations	$ 5.22	$ 7.30	$ 5.80	$ 4.52	$ 1.53
Discontinued operations	.26	.72	.89	.49	.33
Cumulative effect of accounting change	--	--	--	.00	--
	$ 5.48	$ 8.02	$ 6.69	$ 5.01	$ 1.86
Net income attributable to Ensco shares
Basic	$ 769.7	$1,138.2	$ 984.7	$ 765.4	$283.9
Diluted	$ 769.7	$1,138.2	$ 984.7	$ 765.4	$283.9
Weighted-average shares outstanding
Basic	140.4	141.6	146.7	152.2	151.7
Diluted	140.5	141.9	147.2	152.8	152.3
Cash dividends per share	$ .10	$ .10	$ .10	$ .10	$ .10

Consolidated Balance Sheet and Cash Flow Statement Data
Working capital	$1,167.9	$ 973.0	$ 625.8	$ 602.3	$ 347.0
Total assets	6,747.2	5,830.1	4,968.8	4,334.4	3,617.9
Long-term debt, net of current portion	257.2	274.3	291.4	308.5	475.4
Ensco shareholders' equity	5,499.2	4,676.9	3,752.0	3,216.0	2,540.0
Cash flow from continuing operations	1,165.1	1,006.2	1,096.1	866.0	301.4

(1)	See Note 11 to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" for information on discontinued operations.

(2)	On January 1, 2006, we recognized a cumulative adjustment related to the adoption of certain provisions of FASB ASC 718 (previously SFAS No. 123(R) (revised 2004) "Share-Based Payment").

2